Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

ACS Promotes Tom Burlin to Chief Operating Officer

DALLAS, TEXAS: May 29, 2007 — Affiliated Computer Services, Inc. (NYSE: ACS) today announced the promotion of Tom Burlin as the company’s Executive Vice President and Chief Operating Officer (COO).

In his new capacity, Burlin will direct the day-to-day global operations for ACS’ three business groups – Government, Commercial, and Business Process Solutions. He joins ACS President and Chief Executive Officer Lynn Blodgett and other top executives as a member of the Office of the Chairman. Burlin previously led the company’s Government Group and will continue to report to Blodgett.

“Tom’s promotion reflects his experience and operational leadership and is a testament to his professional commitment, investment, and dedication to help ACS grow. He has had a dramatic impact on the growth and operational performance of the Government Group, and I am confident that in a broader role he will have a similar impact on the entire organization,” said Blodgett. “His advancement is another example of how the Executive Management Team is preparing leaders to assume new roles, enabling us to achieve our business goals.”

Burlin joined ACS in June 2005 as the Group President for Government after a successful 26-year career with IBM. Upon joining ACS, he managed business units for federal, state and local governments, providing business process outsourcing solutions to the Transportation, Government Healthcare, Government and Community Services, Education, Finance, and Revenue lines of business. He was later promoted, and most recently held the position of Executive Vice President and COO of the company’s Government Group.

“ACS is in the midst of rapid and positive change, and we will continue to align our organization to respond to both the external marketplace and internal needs,” said Blodgett. “Tom will continue the company’s efforts of aligning the business groups into smaller, more-focused organizations that can respond more quickly to client demands.”

ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.